Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
December 17, 2025	Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES CASH DIVIDEND

WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bancorp, Inc. (the “Company”) (NASDAQ: PKBK) today announced the declaration of a $0.18 per share cash dividend, payable on January 16, 2026, to its stockholders of record as of the close of business on January 2, 2026.

The Board anticipates paying cash dividends on a quarterly basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and any applicable legal and regulatory restrictions on the payment of dividends by the Company. If paid, such dividends may be reduced or eliminated in future periods.

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our earnings and shareholders’ equity; and the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.